LAW OFFICES BALLARD SPAHR ANDREWS & INGERSOLL, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PENNSYLVANIA 19103-7599 215-665-8500 FAX: 215-864-8999 WWW.BALLARDSPAHR.COM	BALTIMORE, MD DENVER, CO SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE LAS VEGAS, NV

Exhibit 5.1

                                                                                                                August 1, 2006

Osiris Therapeutics, Inc.

2001 Aliceanna St.

Baltimore, Maryland 21231

                Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Osiris Therapeutics, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation of the Registration Statement on Form S-1 (File No. 333-134037), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an aggregate of 4,025,000 shares, including 525,000 shares that may be purchased by the Underwriters (as defined below) to cover over-allotments, if any (the “Shares”), of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) entered into by and among the Company, Jefferies & Company, Inc., Lazard Capital Markets LLC and Leerink Swann & Co., as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the certificate of incorporation of the Company as currently existing and the form of Amended and Restated Certificate of Incorporation of the Company to become effective at the time of issuance and delivery of the Shares, and (iii) the bylaws of the Company as currently existing and the Amended and Restated Bylaws of the Company. to become effective at the time of  issuance and delivery of the Shares.  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.  We are familiar with the proceedings proposed to be taken by the Company in anticipation of the issuance and delivery of the Shares and have assumed for purposes of this opinion  that those proceedings will be taken as proposed and as contemplated by the Registration Statement.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Osiris Therapeutics, Inc.
August 1, 2006

Based upon and subject to the limitations and assumptions set forth herein, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock.

We express no opinion as to the law of any jurisdiction other than the law of the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law) and the federal laws of the United States.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP